Exhibit 4.4

DIGITAL WORLD ACQUISITION CORP.
2024 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the Grant Date (as defined in the Grant Notice (as defined herein)) by and between Trump Media & Technology Group Corp. f/k/a Digital World Acquisition Corp., a Delaware corporation (the “Company”), and __________ (the “Participant”).

Upon and subject to the terms and conditions set forth in the Grant Notice attached hereto (the “Grant Notice”), as of the Grant Date set forth in the attached Grant Notice, the Company hereby awards to the Participant, Restricted Stock Units (as defined in the Digital World Acquisition Corp. 2024 Equity Incentive Plan (the “Plan”)) (“RSUs”) as described below.  Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

1.         Grant of RSUs.  Subject to the provisions of this Agreement and the terms of the Plan and Grant Notice, the Company shall grant to the Participant, pursuant to the Plan, a right to receive the number of RSUs set forth in the Participant’s Grant Notice.  Each RSU represents the right to receive one (1) Common Share or cash, subject to the terms and conditions set forth in this Agreement and the Plan.

2.          Consideration.  This grant of the RSUs is made in consideration of the services to be rendered by the Participant to the Company.

3.          Vesting and Settlement of Common Shares or Cash Equivalent.

(a)          Subject to the provisions of Sections 4 and 5 of this Agreement, the entitlement to receive the number of Common Shares, or cash equivalent thereof, pursuant to the RSUs shall vest in accordance with the schedule set forth in the Grant Notice; provided that the Participant remains in the Continuous Service of the Company or an Affiliate on each such applicable Vesting Date (as defined in the Grant Notice).  Subject to the delivery of any agreements required by the Board, such Common Shares, or, at the sole discretion of the Board, the cash equivalent thereof, subject to applicable withholdings, shall be transferred by the Company to the Participant under the time frame set forth in the Grant Notice.

(b)          For purposes of this Agreement and the Grant Notice, “Continuous Service” means that the Participant’s service with the Company or an Affiliate as an Eligible Person is not interrupted or terminated.  A change in the capacity in which the Participant renders service to Company or an Affiliate as an employee, director, consultant, or advisor, or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with Company or an Affiliate, shall not terminate the Participant’s Continuous Service; provided, however, if the entity for which the Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, the Participant’s Continuous Service shall be considered to have terminated on the date such entity ceases to qualify as an Affiliate.  To the extent permitted by law, the Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (A) any leave of absence approved by the Board, including sick leave, military leave or any other personal leave, or (B) transfers between Company, an Affiliate, or their successors.

4.          Termination of Continuous Service.  Except as set forth below, this award of RSUs is subject to the condition that the Participant remain in the Continuous Service of the Company or an Affiliate from the Grant Date until each applicable Vesting Date as follows:

(a)          If the Participant voluntarily leaves the employment of, or ceases providing services to, the Company (including retirement), or if the Continuous Service of the Participant is terminated by the Company for any reason or no reason, any RSUs granted to the Participant pursuant to the Grant Notice not previously vested shall thereafter be void and forfeited for all purposes upon the date the Participant’s Continuous Service terminates.

(b)          Upon the Participant’s termination of Continuous Service due to death or disability, any RSUs granted to the Participant pursuant to the Grant Notice not previously vested shall thereafter be void and forfeited for all purposes upon the date the Participant’s Continuous Services terminates.

5.         Payment and Tax Withholding.  The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local, or foreign government.  Whenever the Company proposes or is required to issue or transfer Common Shares under the Plan or upon the vesting or settlement of any RSUs, the Company shall require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such Common Shares or the vesting of such RSUs.  The Participant must pay the withholding obligation in cash, or, if Common Shares will be distributed, subject to the approval of the Company, the Participant may elect to have the number of Common Shares he or she is to receive reduced by, or with respect to an RSU, tender back to the Company, the smallest number of whole Common Shares which, when multiplied by the Fair Market Value of the Common Shares is sufficient to satisfy federal, state, local, and foreign, if any, withholding obligation  (a “Withholding Election”).  If Common Shares will be distributed, the Participant may make a Withholding Election by executing and delivering to the Company a properly completed notice of Withholding Election in such form and under such conditions as provided by the Board.

6.       No Ownership Rights Prior to Issuance of Common Shares.  Neither the Participant nor any other person shall become the beneficial owner of Common Shares underlying this award of RSUs, nor have any rights of a shareholder (including, without limitation, voting rights) with respect to any such Common Shares, unless and until and after such Common Shares have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

7.          Non-Transferability of RSUs.  The RSUs issued pursuant to this Agreement and the Grant Notice shall not be transferable otherwise than by will or the laws of descent and distribution, subject to the conditions and exceptions set forth in Section 14(b) of the Plan.  Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.

8.        No Right to Continued Service.  Neither the RSUs or Common Shares issued pursuant to this Agreement and the Grant Notice nor any terms contained in this Agreement or the Grant Notice shall confer upon the Participant any express or implied right to be retained in the Continuous Service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s Continuous Service at any time for any reason or no reason.  The Participant acknowledges and agrees that any right to receive RSUs or Common Shares pursuant to this Agreement and the Grant Notice is earned only by continuing as an Eligible Person in the Continuous Service of the Company or an Affiliate at the will of the Company, or satisfaction of any other applicable terms and conditions contained in the Plan, the Grant Notice, and this Agreement, and not through the act of being hired or retained, being granted the RSUs, or acquiring RSUs or Common Shares pursuant to the Plan, the Grant Notice, and this Agreement.

9.          The Plan.  In consideration for the grant of RSUs, the Participant agrees to comply with the terms of the Plan, the Grant Notice, and this Agreement.  This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Board.  In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

10.        Compliance with Laws and Regulations.

(a)          The grant of RSUs and any obligation of the Company to deliver RSUs or Common Shares or cash hereunder shall be subject in all respects to (i) all applicable laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Board shall, in its discretion, determine to be necessary or applicable.  Moreover, the Company shall not deliver any certificates for Common Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of Common Shares upon any national securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Common Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b)          The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed.  No Common Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11.       Notices.  All notices by the Participant or the Participant’s assignees shall be addressed to the Chief Executive Officer of the Company at the Company’s principal corporate offices, or such other address as the Company may from time to time specify.  All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

12.       Other Plans.  The Participant acknowledges that any income derived from the RSUs shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

13.        Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

14.       Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Board for review.  The resolution of such dispute by the Board shall be final and binding on the Participant and the Company and its Affiliates.

15.       Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.        Amendment.  The Board has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s written consent and the Participant agrees that such consent shall not be unreasonably withheld.

17.       Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409 of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

18.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.       Data Protection.  By accepting this Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan as set forth in the Grant Notice or otherwise.  These include, but are not limited to:

(a)          administering and maintaining the Participant records;

(b)          providing information to any registrars, brokers or third-party administrators of the Plan; and

(c)          providing information to future purchasers of the Company or the business in which the Participant works.

20.       Clawback.  Notwithstanding anything to the contrary in this Agreement, the Common Shares issued in connection with this Agreement, any other restricted stock unit agreement or any other stock option agreement, and all amounts that may be received by the Participant in connection with any disposition of any such Common Shares shall be subject to applicable recoupment, “clawback” and similar provisions under Applicable Law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time for any reason, including in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law.

DIGITAL WORLD ACQUISITION CORP.
2024 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

GRANT NOTICE

Participant Name:	(the “Participant”)

Company:	Trump Media & Technology Group f/k/a Digital World Acquisition Corp., a Delaware corporation (the “Company”)

Notice:
A summary of the terms of your grant of Restricted Stock Units is set forth in this notice (the “Grant Notice”) but subject always to the terms of the Digital World Acquisition Corp. 2024 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”), both of which have been provided to you.  In the event of any inconsistency between the terms of this Grant Notice, the terms of the Plan and the Agreement, the terms of the Plan and the Agreement shall prevail.

You have been awarded a grant of Restricted Stock Units in accordance with the terms of the Plan and the Agreement.

Capitalized terms not defined herein shall have the meanings given to them in the Plan.

Type of Award:	Restricted Stock Units (“RSUs”)

Restricted Stock Unit:
An RSU means the right of the Participant to receive one (1) Common Share, or the cash equivalent thereof, as determined at the sole discretion of the Board, to be distributed to the Participant at the end of the specified vesting period set forth below.

Stock:	Class A Common Stock of the Company (“Common Shares”).

Number of RSUs Granted:	__________ (__________)

Grant Date:	__________ _____, 20__ (the “Grant Date”)

Vesting Commencement Date:	__________ _____, 20__ (the “Vesting Commencement Date”)

Conditions:	The RSUs shall be credited to a bookkeeping reserve account solely for account purposes and shall not require a segregation of any of the Company’s assets.

Vesting Period:
RSUs granted shall vest in accordance with the following vesting schedule, provided that the Participant remains in the Continuous Service (as defined in the Agreement) of the Company or an Affiliate as of each such vesting date (each, a “Vesting Date”):

Time-Based Vesting Requirements:

•     Twenty-five percent (25%) of the total number of Common Shares covered by the RSUs shall vest on the date that is nine (9) months following the Vesting Commencement Date.

•     Seventy-five percent (75%) of the total number of Common Shares covered by the RSUs shall vest in nine (9) substantially equal quarterly installments thereafter.

If the Participant’s Continuous Service terminates for any or no reason (including, but not limited to, for reason of death or disability), all unvested RSUs shall expire, terminate, and become forfeited as of the date the Participant’s Continuous Service terminates.

Settlement:
As soon as practicable following each Vesting Date (but in no event later than thirty (30) days following such Vesting Date), the Company shall, or its transfer agent shall, in the Board’s discretion: (a) transfer one (1) Common Share for each outstanding and vested RSU, (b) transfer cash in an amount equal to the Fair Market Value of the Common Shares underlying the vested RSUs, or (c) transfer a combination of cash and Common Shares; provided, however, that if settlement will involve the transfer of Common Shares and the Vesting Date (and the period within thirty (30) days thereafter) do not occur (1) during an “open window period” applicable to the Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when the Participant is otherwise permitted to sell Common Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies, then the Common Shares will instead be delivered on the first business day when the Participant is not prohibited from selling Common Shares in the open public market, but in no event later than December 31 of the calendar year in which the Vesting Date occurs, or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Vesting Date occurred.  Such transfer shall be contingent upon compliance, to the satisfaction of the Board, with all requirements under applicable laws or regulations in connection with such transfer and with the requirements of this Grant Notice, the Agreement, and of the Plan.  The determination of the Board as to such compliance shall be final and binding on the Participant.  The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Shares subject to this Grant Notice unless and until the Company or the transfer agent shall have transferred the Common Shares to the Participant, and the Participant’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Common Shares.

Withholding:
The Participant shall, not later than the date as of which the receipt of this Grant Notice or the vesting or settlement of the RSUs becomes a taxable event for Federal, state, local, or foreign income tax purposes, pay to the Company or make arrangements satisfactory to the Board for payment of the maximum statutory amount of any Federal, state, local, and foreign taxes required by law to be withheld on account of such taxable event.  The Company shall also have the authority to cause the maximum statutory amount of any federal, state, local, or foreign required tax withholding obligation that arises in connection with this Grant Notice to be satisfied, in whole or in part, by (i) withholding from the Common Shares to be issued to the Participant a number of Common Shares with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of Common Shares to be issued to the Participant, the number of Common Shares necessary to satisfy the withholding amount due; or (iii) deducting such withholding amount from other compensation due to the Participant from the Company or an Affiliate.

Data Privacy:
By accepting this grant of RSUs, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes necessary for the operation of the Plan, including the following:

Data Collection and Usage.  The Company may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all equity awards or any other entitlement to Common Shares of the Company, or the cash equivalent thereof, awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan, including, but not limited to providing information to future purchasers of the Company or the business in which the Participant works.  The legal basis, where required, for the processing of Data is the Participant’s consent.

Stock Plan Administration Service Providers.  The Company may transfer Data to a third-party independent service provider based in the United States, in order to assist the Company with the implementation, administration and management of the Plan.  The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

Data Retention.  The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Participant is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment or service with the Company will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the equity award to the Participant or administer or maintain such Award.

Data Subject Rights.  The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction.  Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data that the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, the Participant may contact his or her local human resources representative.

By accepting the Award of RSUs and indicating consent via the Company’s acceptance procedure, the Participant is declaring that the Participant agrees with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Upon request of the Company, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from the Participant for the purpose of administering participation in the Plan in compliance with the data privacy laws, either now or in the future.  The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company.

Acceptance:
By accepting this grant of RSUs, the Participant has agreed to the terms and conditions set forth in the Agreement and the terms and conditions of the Plan.  If the Participant does not execute this Grant Notice and agree to be bound by the terms of the Agreement and the Plan, this grant of RSUs shall be null and void.

Signatures on Following Page

IN WITNESS WHEREOF, the parties have executed and sealed this Grant Notice as of the Grant Date set forth above.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Signature

Print Name

Title

The Participant hereby acknowledges receipt of a copy of the Grant Notice, the Plan and the Agreement.  The Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and the Agreement.  The Participant acknowledges that there may be adverse tax consequences upon the vesting and settlement of the RSUs or disposition of the underlying Common Shares and that the Participant has been advised to consult his or her own a financial, legal, or tax advisors prior to such vesting, settlement or disposition.

PARTICIPANT

Signature

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